As filed with the Securities and Exchange Commission on December 29, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Utz Brands, Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-2751850
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

900 High Street

Hanover, Pennsylvania 17331

Telephone: (717) 637-6644

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Utz Brands, Inc. 2021 Employee Stock Purchase Plan

(Full title of the plan)

Dylan B. Lissette

Chief Executive Officer

Utz Brands, Inc.

900 High Street

Hanover, Pennsylvania 17331

Telephone: (717) 637-6644

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Larry P. Laubach, Esq.

Jeremiah G. Garvey, Esq.

Cozen O’Connor P.C.

One Liberty Place

1650 Market Street

Suite 2800

Philadelphia, Pennsylvania 19103

Telephone: (215) 665-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, par value $0.0001 per share	1,500,000	$21.52	(2)	$32,280,000.00	$3,521.75
TOTAL	1,500,000			$32,280,000.00	$3,521.75

(1)	The securities being registered include shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), of Utz Brands, Inc. (the “Company” or the “Registrant”) approved for issuance under the Utz Brands, Inc. 2021 Employee Stock Purchase Plan (as amended from time to time, the “ESPP”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) also covers an indeterminate number of additional shares of Class A Common Stock, which may be offered and issued under the ESPP to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, on the basis of the average of the high and low sales price per share of the Registrant’s Class A Common Stock as reported on The New York Stock Exchange on December 21, 2020.

EXPLANATORY NOTE

Utz Brands, Inc., a Delaware corporation (formerly known as “Collier Creek Holdings”), consummated its previously announced business combination pursuant to that certain Business Combination Agreement, dated as of June 5, 2020 (the “Business Combination Agreement”), among the Company, Utz Brands Holdings, LLC, a Delaware limited liability company (“Utz Brands Holdings”), Series U of UM Partners, LLC, a series of a Delaware limited liability company and Series R of UM Partners, LLC, a series of a Delaware limited liability company. As contemplated by the Business Combination Agreement, on August 28, 2020 (the “Closing Date”), Collier Creek Holdings domesticated into a Delaware corporation (the “Domestication”) and consummated the acquisition of certain company units of Utz Brands Holdings, the parent of Utz Quality Foods, LLC, as a result of a new issuance by Utz Brands Holdings and purchases from Utz Brands Holdings’ existing equityholders pursuant to the Business Combination Agreement (the “Business Combination”).

Our Class A Common Stock and Warrants to purchase Class A Common Stock are currently traded on The New York Stock Exchange under the symbol “UTZ” and “UTZ.WS,” respectively.

The Company has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) to register 1,500,000 shares of Class A Common Stock approved for issuance under the Utz Brands, Inc. 2021 Employee Stock Purchase Plan, as amended from time to time.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in this Part I will be delivered to the participants in the Incentive Plan as required by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the SEC pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

•	our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 12, 2020 (File No. 001-38686);
•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 27, 2020, filed with the SEC on May 8, 2020, August 10, 2020 and November 5, 2020, respectively (File No. 001-38686);
•	our Current Reports on Form 8-K and 8-K/A, as applicable, filed with the SEC on June 5, 2020, June 8, 2020, August 27, 2020, September 3, 2020, November 12, 2020, December 10, 2020 and December 14, 2020 (in each case, excluding those portions furnished pursuant to Item 2.02 and Item 7.01, if applicable) (File No. 001-38686); and
•	the description of our securities contained in our Registration Statement on Form 8-A (File No. 001-38686), filed with the SEC on October 3, 2018, including any amendments or reports filed for the purpose of updating such description.

Documents that are incorporated by reference in this prospectus but were filed under the Exchange Act before August 28, 2020 do not reflect the Domestication, the Business Combination or the resulting change in our name, jurisdiction of incorporation or capital structure.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of the respective filings that are furnished, rather than filed, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K including exhibits related thereto or other applicable SEC rules) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

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Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (as amended, the “DGCL”) authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

The registrant’s Certificate of Incorporation provides that its officers and directors are indemnified by the registrant to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the registrant’s Certificate of Incorporation provides that its directors will not be personally liable for monetary damages to the registrant or its stockholders for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

The registrant’s Bylaws permit it to secure insurance on behalf of any of its officer, director, employee or agent of for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. The registrant has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures the registrant against its obligations to indemnify its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document
4.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.2 of Utz Brands, Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).
4.2	Bylaws of the Company (incorporated by reference to Exhibit 3.3 of Utz Brands, Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).
5.1*	Opinion of Cozen O’Connor P.C.
23.1*	Consent of WithumSmith+Brown, PC, independent registered accounting firm for Collier Creek Holdings.
23.2*	Consent of Grant Thornton LLP, independent registered accounting firm for UM-U Intermediate, LLC and Subsidiaries and Affiliates.
23.3*	Consent of Cozen O’Connor P.C. (included as part of Exhibit 5.1).
24.1*	Power of Attorney (contained on the signature page of this registration statement).
99.1*	Utz Brands, Inc. 2021 Employee Stock Purchase Plan.

* Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

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(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hover, Pennsylvania, on December 29, 2020.

UTZ BRANDS, INC.

By:	/s/ Dylan B. Lissette
Name: Dylan B. Lissette
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dylan B. Lissette and Cary Devore, and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated and on the date indicated.

Signature	Capacity	Date

/s/ Dylan B. Lissette	Chief Executive Officer and Director (Principal Executive Officer)	December 29, 2020
Dylan B. Lissette

/s/ Cary Devore	Chief Financial Officer (Principal Financial Officer)	December 29, 2020
Cary Devore

/s/ Eric Aumen	Chief Accounting Officer (Principal Accounting Officer)	December 29, 2020
Eric Aumen

/s/ Roger K. Deromedi	Chairman and Director	December 29, 2020
Roger K. Deromedi

/s/ Michael W. Rice	Director	December 29, 2020
Michael W. Rice

/s/ Craig D. Steeneck	Director	December 29, 2020
Craig D. Steeneck

/s/ John W. Altmeyer	Director	December 29, 2020
John W. Altmeyer

/s/ Timothy P. Brown	Director	December 29, 2020
Timothy P. Brown

/s/ Christina Choi	Director	December 29, 2020
Christina Choi

/s/ Antonio F. Fernandez	Director	December 29, 2020
Antonio F. Fernandez

/s/ Jason K. Giordano	Director	December 29, 2020
Jason K. Giordano

/s/ B. John Lindeman	Director	December 29, 2020
B. John Lindeman

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